Exhibit 99.01

Shutterfly Announces Second Quarter 2008 Financial Results

•	Net revenues increase to $35.4 million, up from $29.9 million in Q2 2007
•	30th quarter of year-over-year net revenue growth
•	Improved gross profit margin and Adjusted EBITDA[1]
•	Reduced capital expenditure guidance for FY 2008

REDWOOD CITY, July 30, 2008 (BUSINESS WIRE) -- Shutterfly, Inc. (NASDAQ:SFLY), an Internet-based social expression and personal publishing service, today announced second quarter 2008 financial results for the period ended June 30, 2008.

“We are beginning to achieve leverage in our business model with improved margins, despite a challenging economy," said president and chief executive officer Jeffrey Housenbold. "In addition, in the second quarter 2008 we launched several new service and technology enhancements, including the beta version of our Share 2.0 service that extends our customers’ ability to tell and share their stories.”

Second Quarter 2008 Financial Highlights

•	Net revenues totaled $35.4 million, a 19% year-over-year increase.

•	Personalized Products & Services revenues[2] were $19.7 million, a 26% year-over-year increase, and comprising 55% of total net revenues.

•	Print revenues totaled $15.8 million, an 11% year-over-year increase.

•	Net revenues from existing customers were 79% of total net revenues.

•	Gross profit margin was 51% of net revenues, as compared to 50% in Q2 2007.

•	Operating expenses, excluding $2.0 million of stock-based compensation, totaled $24.0 million

•	Adjusted EBITDA was $0.4 million, as compared to $(0.6) million in Q2 2007.

•	GAAP net loss was $(4.0) million, as compared to $(2.4) million in Q2 2007.

•	GAAP net loss per diluted share was $(0.16), as compared to $(0.10) in Q2 2007.

•	The Company ended the quarter with $40.6 million in cash and cash equivalents and $48.8 million of long-term investments in auction rate securities.

Second Quarter 2008 Operating Metrics

•	Orders totaled 1.6 million, a 7% increase over Q2 2007.

•	Transacting customers totaled 834,000, a 14% increase over Q2 2007.

•	Average order value was $22.70, an 11% increase over Q2 2007.

•	Average orders per day were approximately 17,200, as compared to 16,100 per day in Q2 2007.

1 Adjusted EBITDA is a non-GAAP financial measure that the Company defines as earnings before interest, taxes, depreciation, amortization and stock-based compensation.

2 Personalized Products and Services revenues include, primarily, photo books, folded greeting cards, calendars and photo-based merchandise.

Recent Operating Highlights

•
Launched the beta version of Shutterfly Share 2.0, a powerful yet simple, next-generation collaboration solution that enables customers to easily create secure personal websites for sharing stories, pictures, events and calendars with family members, sports teams and other social networking groups.  Shutterfly Share 2.0 combines the power and benefits of photo-sharing, blogging, self-publishing, social-networking sites and a multi-level security layer into one easy-to-use experience.

•
Implemented several other key services and technology innovations, including a new media storage platform to enhance the Company’s ability to store multiple media types, which provides greater scalability, performance and reliability of media storage; and Project Lightbox, to facilitate the product creation process for consumers.

•	Scored #5 in the Foresee Results’ list of Top100 retailers in customer satisfaction.

•	Announced partnership with Big Picture Scrapbooking, to extend the Company’s presence in the $3 billion scrapbooking market.

Business Outlook

The Company's current financial expectations for the third quarter and the full year 2008 are as follows:

Third Quarter 2008:

•	Net revenues to range from $33 million to $36 million, an increase of 2% to 10% as compared to the third quarter of 2007.

•	GAAP gross profit margins to range from 44% to 46% of net revenues. On a non-GAAP[3] basis, gross profit margins are expected to range from 46% to 48% of net revenues.

•	GAAP operating loss to range from a loss of ($14) million to a loss of $(16) million. On a non-GAAP basis, operating loss is expected to range from a loss of $(11) million to a loss of $(13) million.

•	Adjusted EBITDA to range from a loss of $(4) million to a loss of $(6) million.

•	GAAP diluted loss per share to range from ($0.15) to ($0.30). On a non-GAAP basis, diluted loss per share is expected to be ($0.25) to ($0.30).

•	GAAP effective tax rate of approximately 45% to 76%. On a non-GAAP basis, the effective tax rate is expected to range from 38% to 39%.

•	Weighted average diluted shares of approximately 25.1 million for EPS purposes.

Full Year 2008:

•	Net revenues to range from $225 million to $240 million, an increase of 21% to 29% as compared to the full year 2007.

•	GAAP gross profit margins to range from 53% to 55% of net revenues. On a non-GAAP basis, gross profit margins are expected to range from 54% to 56% of net revenues.

•	GAAP operating income to range from a loss of ($1) million to income of $8 million. On a non-GAAP basis, operating income to range from $10 million to $19 million.

•	Adjusted EBITDA to range from 16% to 18% of net revenues.

•	GAAP diluted income per share to range from $0.01 to $0.20. On a non-GAAP basis, diluted income per share to range from $0.30 to $0.50.

•	Capital expenditures of approximately 15.0% of net revenues.

•	GAAP effective tax rate of approximately 45% to 76%. On a non-GAAP basis, the effective tax rate is expected to range from 38% to 39%.

•	Weighted average diluted shares of approximately 27.2 million for EPS purposes

Historically approximately half of the Company's net revenues and essentially all of its adjusted EBITDA profits occur during the seasonally strong fourth quarter, and, as a result, the Company's insights into performance may change throughout the course of the year.

The foregoing guidance supersedes any guidance previously issued by the Company. All such previous guidance should no longer be relied upon.

Second Quarter 2008 Conference Call

Management will review the second quarter 2008 financial results and its expectations for the third quarter and full year 2008 at a conference call on Wednesday, July 30, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  To listen to the call and view the accompanying slides, please visit http://www.shutterfly.com. In the Investor Relations area, found in the "About Us" section, click on the link provided for the webcast, or dial 719-325-4934.  The webcast, as well as a podcast, will be archived and available at http://www.shutterfly.com.  A replay of the conference call will be available through Tuesday, August 12, 2008. To hear the replay, please dial 719-457-0820, replay passcode 8546185.

About Non-GAAP Financial Information

The accompanying press release dated July 30, 2008 contains certain non-GAAP financial measures.  Tables are provided in the press release that reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP).  These non-GAAP financial measures include non-GAAP gross margins, non-GAAP operating income (loss) and the related operating income (loss) margins, non-GAAP income (loss) per share, adjusted EBITDA and free cash flows.   When used in connection with historical results and forward-looking guidance, the non-GAAP financial measure Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and stock-based compensation while the free cash flows are defined as net cash provided by operating activities less purchases of property and equipment. For more information, please see Shutterfly's SEC Filings.

To supplement the Company's consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses these non-GAAP measures to evaluate the Company's financial results, develop budgets, manage expenditures, and determine employee compensation. The presentation of additional information is not meant to be considered in isolation or as a substitute for or superior to net income (loss) or net income (loss) per share determined in accordance with GAAP.

Notice Regarding Forward-Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. These forward-looking statements include all statements regarding the Company's financial expectations for the second quarter and full year 2008 set forth under the caption "Business Outlook." The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that might contribute to such differences include, among others, our ability to expand our customer base; our ability to develop on a timely basis, as well as consumer acceptance of, new products and services; our ability to develop additional adjacent lines of business; our ability to retain and hire necessary employees, including seasonal personnel, and appropriately staff our operations; the impact of seasonality on our business; our management's broad discretion regarding the spending of the net proceeds from our public offering; unforeseen changes in expense levels; competition, which could lead to pricing pressure; and general economic conditions. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the "Risk Factors" sections of the Company's Form 10-Q for the quarter ended June 30, 2008, and the Company's other filings, which are available on the Securities and Exchange Commission's Web site at www.sec.gov. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information.

# # #

About Shutterfly
Founded in 1999, Shutterfly, Inc. is an Internet-based social expression and personal publishing service.  Shutterfly provides high quality products and world class services that make it easy, convenient and fun for consumers to preserve their digital photos in a creative and thoughtful manner.  Shutterfly's flagship product is its award-winning Photo Book line, which helps consumers celebrate memories and tell their stories in professionally bound coffee table books.  More information about Shutterfly (NASDAQ:SFLY) is available at www.shutterfly.com.  Shutterfly and Shutterfly.com are trademarks of Shutterfly, Inc.

Contacts Media Relations: Gretchen Sloan, 650-610-5276 gsloan@shutterfly.com	Investor Relations: Marilyn Lattin, 650-610-5853 mlattin@shutterfly.com

3 “Non-GAAP” metrics exclude stock-based compensation and purchase accounting amortization, and the related tax impact of these adjustments.

Shutterfly, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net revenues	$35,447	$29,877	$69,785	$56,582
Cost of net revenues (1)	17,380	14,832	35,309	27,866
Gross profit	18,067	15,045	34,476	28,716
Operating expenses (1):
Technology and development	9,833	6,641	18,997	12,455
Sales and marketing	8,619	7,199	16,675	12,379
General and administrative	7,554	6,741	15,174	12,705
Total operating expenses	26,006	20,581	50,846	37,539
Loss from operations	(7,939)	(5,536)	(16,370)	(8,823)
Interest expense	(57)	(39)	(85)	(93)
Interest income	712	1,415	2,059	2,902
Loss before income taxes	(7,284)	(4,160)	(14,396)	(6,014)
Benefit from income taxes	3,267	1,721	6,740	2,514
Net loss	$(4,017)	$(2,439)	$(7,656)	$(3,500)

Net loss per share - basic and diluted	$(0.16)	$(0.10)	$(0.31)	$(0.15)

Weighted-average shares outstanding - basic and diluted	25,045	24,136	24,995	24,034

(1) Stock-based compensation is allocated as follows:

Cost of net revenues	$92	$39	$175	$77
Technology and development	538	192	929	456
Sales and marketing	504	139	915	314
General and administrative	954	553	1,887	938
	$2,088	$923	$3,906	$1,785

Shutterfly, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value amounts)
(Unaudited)

	June 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$40,635	$122,582
Short-term investments	-	3,002
Accounts receivable, net	3,106	4,480
Inventories	3,533	4,788
Deferred tax asset, current portion	2,212	1,677
Prepaid expenses and other current assets	5,363	4,510
Total current assets	54,849	141,039
Long-term investments	48,811	-
Property and equipment, net	51,683	48,416
Goodwill and intangible assets, net	15,088	3,859
Deferred tax asset, net of current portion	17,758	13,294
Other assets	2,086	2,162
Total assets	$190,275	$208,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,194	$8,783
Accrued liabilities	9,824	18,724
Deferred revenue	9,034	8,699
Current portion of capital lease obligations	568	808
Total current liabilities	22,620	37,014
Other liabilities	1,170	1,083
Capital lease obligations, less current portion	24	107
Total liabilities	23,814	38,204
Commitments and contingencies
Stockholders' equity
Undesignated preferred stock, $0.0001 par value; 5,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000 shares authorized; 25,065 and
24,805 shares issued and outstanding on June 30, 2008 and
December 31, 2007, respectively	2	2
Additional paid-in-capital	196,595	190,849
Accumulated other comprehensive loss	(2,235)	(12)
Deferred stock-based compensation	-	(28)
Accumulated deficit	(27,901)	(20,245)
Total stockholders' equity	166,461	170,566
Total liabilities and stockholders' equity	$190,275	$208,770

Shutterfly, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended
	June 30,
	2008	2007

Cash flows from operating activities:
Net loss	$(7,656)	$(3,500)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,237	7,468
Amortization of intangible assets	914	77
Stock-based compensation, net of cancellations	3,906	1,785
Loss on disposal property and equipment	291	-
Deferred income taxes	(5,813)	(2,887)
Changes in operating assets and liabilities:
Accounts receivable, net	1,374	456
Inventories	1,255	456
Prepaid expenses and other current assets	(853)	(279)
Other assets	88	(164)
Accounts payable	(5,589)	(6,206)
Accrued and other liabilities	(8,839)	4,541
Deferred revenue	335	465
Net cash used in operating activities	(9,350)	2,212

Cash flows from investing activities:
Purchases of property and equipment	(11,770)	(14,577)
Capitalization of software and website development costs	(2,258)	(1,492)
Acquisition of business and intangibles, net of cash acquired	(10,098)	(1,632)
Proceeds from sale of equipment	6	-
Proceeds from sale of short-term investments	3,002	-
Purchase of auction rate securities	(52,250)	-
Net cash used in investing activities	(73,368)	(17,701)

Cash flows from financing activities:
Principal payments of capital lease obligations	(323)	(1,306)
Proceeds from issuance of common stock upon exercise of stock options	1,094	1,755
Net cash provided by financing activities	771	449

Net decrease in cash and cash equivalents	(81,947)	(15,040)
Cash and cash equivalents, beginning of period	122,582	119,051
Cash and cash equivalents, end of period	$40,635	$104,011

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$28	$114
Cash paid during the period for income taxes	444	760

Shutterfly, Inc.
User Metrics Disclosure

	June 30,		June 30,
	2008		2007

User Metrics

Customers	833,786		731,384
year-over-year growth	14%		41%

Orders	1,561,877		1,461,804
year-over-year growth	7%		40%

Average order value	$22.70		$20.44
year-over-year growth	11%		8%

Average orders per day	17,163		16,064
year-over-year growth	7%		40%

Average orders per customer	1.9	x	2.0	x

Shutterfly, Inc.
Reconciliation of Forward-Looking Guidance for Non-GAAP Financial Measures to GAAP Measures
(In millions, except per share amounts)

			Forward-Looking Guidance
			GAAP						Non-GAAP
			Range of Estimate		Adjustments				Range of Estimate
			From	To	From	To			From	To

		Three Months Ending September 30, 2008

		Net revenues	$33.0	$36.0	-	-			$33.0	$36.0
		Gross profit margin	44%	46%	2%		[a	]	46%	48%
		Operating loss	$(16)	$(14)	$3		[b	]	$(13)	$(11)
		Operating loss margin	(48%)	(39%)	(9%)	(8%)	[b	]	(39%)	(31%)

		Stock-based compensation	$2.8	$2.8	$2.8	$2.8			-	-
		Amortization of intangible assets	$0.5	$0.5	$0.5	$0.5			-	-

		Adjusted EBITDA*							$(6.0)	$(4.0)

		Diluted net loss per share	$(0.15)	$(0.30)	$(0.15)	$0.05	[c	]	$(0.30)	$(0.25)
		Diluted shares	25.1	25.1	-	-			25.1	25.1
		Effective tax rate	76%	45%	38%	6%	[d	]	38%	39%

		Twelve Months Ending December 31, 2008

		Net revenues	$225.0	$240.0	-	-			$225.0	$240.0
		Gross profit margin	53%	55%	1%		[e	]	54%	56%
		Operating income (loss)	$(1)	$8	$11		[f	]	$10	$19
		Operating margin	(1%)	3%	(5%)	(5%)	[f	]	4%	8%

		Stock-based compensation	$9.7	$9.7	$9.7	$9.7			-	-
		Amortization of intangible assets	$1.9	$1.9	$1.9	$1.9			-	-

		Adjusted EBITDA*							$35	$44
		Adjusted EBITDA* margin							16%	18%

		Diluted earnings per share	$0.01	$0.20	$0.29	$0.30	[g	]	$0.30	$0.50
		Diluted shares	27.2	27.2	-	-			27.2	27.2
		Effective tax rate	76%	45%	38%	6%	[h	]	38%	39%

		Capital expenditures as % of net revenues	15.0%						15.0%

*		Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, amortization
		and stock-based compensation.
[a	]	Reflects estimated adjustments for stock-based compensation expense of approximately $100k and amortization of purchased
		intangible assets of approximately $500k.
[b	]	Reflects estimated adjustments for stock-based compensation expense of approximately $2.8 million and amortization of purchased
		intangible assets of approximately $500k.
[c	]	Reflects the estimated adjustments in item [b] and the income tax impact related to these adjustments.
[d	]	Reflects the estimated adjustments to the effective tax rate based on the adjustments in item [b].
[e	]	Reflects estimated adjustments for stock-based compensation expense of approximately $400k and amortization of purchased
		intangible assets of approximately $1.9 million.
[f	]	Reflects estimated adjustments for stock-based compensation expense of approximately $9.7 million and amortization of purchased
		intangible assets of approximately $1.9 million.
[g	]	Reflects the estimated adjustments in item [f] and the income tax impact related to these adjustments.
[h	]	Reflects the estimated adjustments to the effective tax rate based on the adjustments in item [f].

Shutterfly, Inc.
Reconciliation of GAAP Gross Profit Margin to Non-GAAP Gross Profit Margin
(In thousands)
(Unaudited)

						Year Ended
	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Dec. 31,
	2007	2007	2007	2008	2008	2007

GAAP gross profit	$15,045	$15,362	$58,538	$16,409	$18,067	$102,616
Stock-based compensation expense within cost of net revenues	39	46	66	84	92	189
Amortization of intangible assets within cost of net revenues	45	111	112	367	367	300

Non-GAAP gross profit	$15,129	$15,519	$58,716	$16,860	$18,526	$103,105

Non-GAAP gross profit margin	51%	48%	60%	49%	52%	55%

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin
(In thousands)
(Unaudited)						Year Ended
	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Dec. 31,
	2007	2007	2007	2008	2008	2007

GAAP operating income (loss)	$(5,536)	$(6,611)	$26,495	$(8,431)	$(7,939)	$11,061
Stock-based compensation expense	923	1,024	1,192	1,818	2,088	4,001
Amortization of intangible assets	45	139	196	457	457	412

Non-GAAP operating income (loss)	$(4,568)	$(5,448)	$27,883	$(6,156)	$(5,394)	$15,474

Non-GAAP operating margin	(15%)	(17%)	29%	(18%)	(15%)	8%

Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In thousands)
(Unaudited)						Year Ended
	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Dec. 31,
	2007	2007	2007	2008	2008	2007

GAAP net income (loss)	$(2,439)	$(3,314)	$16,908	$(3,639)	$(4,017)	$10,095
Stock-based compensation expense	923	1,024	1,192	1,818	2,088	4,001
Amortization of intangible assets	45	139	196	457	457	412
Income taxes associated with certain non-GAAP entries	(556)	(486)	190	(1,587)	(1,419)	(1,296)

Non-GAAP net income (loss)	$(2,027)	$(2,637)	$18,486	$(2,951)	$(2,891)	$13,212

Diluted net income per share:
GAAP	$(0.10)	$(0.14)	$0.63	$(0.15)	$(0.16)	$0.38
Non-GAAP	$(0.08)	$(0.11)	$0.69	$(0.12)	$(0.12)	$0.50

Shares used in GAAP and non-GAAP diluted net income per-share calculation	24,136	24,425	26,864	24,949	25,045	26,273

Reconciliation of GAAP to Non-GAAP Effective Tax Rate
(In thousands)
(Unaudited)						Year Ended
	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Dec. 31,
	2007	2007	2007	2008	2008	2007

GAAP benefit (provision) for income taxes	$1,721	$2,001	$(10,817)	$3,473	$3,267	$(6,302)
Income taxes associated with certain non-GAAP entries	(556)	(486)	190	(1,587)	(1,419)	(1,296)

Non-GAAP provision for income taxes	$1,165	$1,515	$(10,627)	$1,886	$1,848	$(7,597)

GAAP income (loss) before income taxes	$(4,160)	$(5,315)	$27,726	$(7,112)	$(7,284)	$16,397
Stock-based compensation expense	923	1,024	1,192	1,818	2,088	4,001
Amortization of intangible assets	45	139	196	457	457	412

Non-GAAP income (loss) before income taxes	$(3,192)	$(4,152)	$29,114	$(4,837)	$(4,739)	$20,810

GAAP Effective tax rate	41%	38%	39%	49%	45%	38%

Non-GAAP effective tax rate	36%	36%	37%	39%	39%	37%

Shutterfly, Inc.
Reconciliation of Non-GAAP Adjusted EBTIDA
(In thousands)
(Unaudited)
						Year Ended
	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Dec. 31,
	2007	2007	2007	2008	2008	2007

Income (loss) from Operations	$(5,536)	$(6,611)	$26,495	$(8,431)	$(7,939)	$11,061
Add back:
Depreciation and amortization	4,029	4,889	5,361	5,885	6,266	17,796
Stock-based compensation expense	923	1,024	1,193	1,818	2,088	4,001

Non-GAAP Adjusted EBITDA	$(584)	$(698)	$33,049	$(728)	$415	$32,858

Reconciliation of Operating Cash Flows to Free Cash Flows
(In thousands)
(Unaudited)						Year Ended
	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Dec. 31,
	2007	2007	2007	2008	2008	2007

Net cash provided by operating activities	$6,487	$5,392	$34,615	$(12,030)	$2,680	$42,219
Less: Purchases of property and equipment (as reported)	(11,820)	(14,849)	(4,075)	(8,778)	(5,250)	(34,993)
Plus: Capitalized technology & development costs[1]	854	847	773	848	1,410	3,112

Free cash flows	$(4,479)	$(8,610)	$31,313	$(19,960)	$(1,160)	$10,338

1) Capitalized costs associated with software development or obtained for internal use in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use have previously been reported in the Purchases of Property and Equipment on the Consolidated Statement of Cash Flows. Going forward, these capitalized costs will be presented separately in the Cash Flows from Investment Activities section on the Consolidated Statement of Cash Flows and are excluded from the definition of Free Cash Flows.